Exhibit 10.152

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of this 23rd day of January, 2001 (the "Effective Date"), by and between Paul Hastings ("Executive") and Axys Pharmaceuticals, Inc., a Delaware corporation (the "Company").

Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such services; and

Whereas, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Employment By The Company.

1.1 The Company agrees to employ Executive in the position of President and Chief Executive Officer of the Company. During Executive's employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company.

1.2 Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current titles, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board").

1.3 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

1.4 The Company and Executive each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without Cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by both Executive and a majority of the Board.

2. Compensation.

2.1 Salary. Executive shall receive, for services to be rendered under this Agreement, an annualized base salary ("Base Salary") equal to $400,000. Such Base Salary shall commence as of the Effective Date, and shall be payable in installments consistent with the Company's payroll policies. Executive's Base Salary shall be reviewed at least annually by the Board, and in the Board's sole discretion, may be increased at any time.

2.2 Termination.

(a) In the event Executive's employment terminates for any reason other than death, disability, a termination upon a Change of Control, a voluntary termination not for Good Reason, or a termination for Cause, upon execution of an effective release in the form attached hereto as Exhibit A: (i) Executive shall receive twelve (12) monthly payments each equal in amount to one-twelfth (1/12th) of the sum of (x) the full amount of one year's Target Bonus (at the level in effect at that time) and (y) his then Base Salary; (ii) additional Stock Options (as defined below) shall, immediately prior to Executive's termination of employment, become vested with respect to that number of shares which would have become vested had Executive remained in continuous service with the Company for an additional twelve (12) months following the date of Executive's termination of employment; and (iii) for a period of twelve (12) months (or until comparable benefits coverage becomes available to Executive, if sooner), the Company shall pay the costs associated with the continuation of Executive's medical, dental, and vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") as in effect immediately prior to Executive's termination of employment.

(b) For purposes of this Agreement, "Good Reason" means that any of the following are undertaken without Executive's express written consent: (i) the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive's position, status or circumstances of employment; (ii) a reduction by the Company in Executive's Base Salary; (iii) the taking of any action by the Company which would adversely affect Executive's participation in, or reduce Executive's benefits under, the Company's benefit plans (including equity benefits) as of the time this Agreement is executed, except to the extent the benefits of all other executive officers of the Company are similarly reduced; (iv) a relocation of Executive's principal office to a location more than forty (40) miles from 180 Kimball Way, South San Francisco, California, except for required travel by Executive on the Company's business; (v) any breach by the Company of any material provision of this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company. For purposes of this Agreement, "Cause" means: (V) an intentional action or intentional failure to act by Executive which was performed in bad faith and to the material detriment of the Company; (W) Executive intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Board; (X) Executive willfully and habitually neglects the duties of employment; (Y) Executive violates Section 4 or Section 5 of this Agreement or (Z) Executive is convicted of a felony crime involving moral turpitude; provided, however, that in the event that any of the foregoing events under clauses (V), (W), (X) or (Y) above is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

(c) In the event of Executive's termination upon a Change of Control, upon execution of an effective release in the form attached hereto as Exhibit A: (i) Executive shall, within seven (7) days of such termination, one lump sum payment equivalent to eighteen (18) months of his then Base Salary, plus a pro rata share of his Target Bonus for the calendar year in which such termination occurs, plus the amount of eighteen months of his Target Bonus, minus standard withholdings and deductions; (ii) all of Executive's outstanding Stock Options shall become fully vested and exercisable immediately upon the occurrence of such termination; and (iii) for a period of eighteen (18) months (or until comparable benefits coverage becomes available to Executive, if sooner), the Company shall pay the costs associated with the continuation of Executive's medical dental, and vision benefits under COBRA as in effect immediately prior to Executive's termination of employment. For purposes of this paragraph, both Executive's "Base Salary" and "Target Bonus" shall be the greater of those amounts in effect either immediately prior to the Change of Control or the termination of Executive's employment.

(d) A termination upon a Change of Control shall be deemed to occur for purposes of this Agreement in the event of a Change of Control (as defined below) upon which or within thirteen (13) months following the consummation of which: Executive does not continue to render services as President and Chief Executive Officer of the Company (or any successor or surviving corporation) or Executive terminates employment with the Company (or a successor or surviving corporation) for Good Reason. For purposes of this Agreement, a Change of Control means (i) any sale, merger, consolidation, tender offer or similar acquisition of shares, or other transaction or series of related transactions (each a "Transaction") as a result of which at least a majority of the voting power of the Company is not held, directly or indirectly, by the persons or entities who held the Company's securities with voting power before such Transaction (provided, however, that any person who acquired voting securities of the Company in contemplation of the Transaction and who immediately after such Transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the Company or the surviving entity (or if the Company or the surviving entity is a controlled affiliate of another entity, then of such controlling entity) shall not be included in the group of those persons or entities who held the Company's securities with voting power before such Transaction); (ii) a sale or other disposition of all or a substantial part of the Company's assets, whether in one transaction or a series of related transactions; or (iii) individuals who on the date hereof constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement to effect a transaction described in clause (i) or (ii) above) whose nomination and/or election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

2.3 Golden Parachute Taxes. Notwithstanding anything contained in this Agreement to the contrary, to the extent that payments and benefits provided under this Agreement to Executive and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by him if no such reduction was made. For purposes of this Section 2.3, "net after-tax benefit" shall mean (a) the Payments which Executive receives or is then entitled to receive from the Company that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of excise taxes imposed with respect to the payments and benefits described in (a) above by Section 4999 of the Code. The foregoing determination will be made by the a nationally recognized accounting firm (the "Accounting Firm") selected by the Company (which may be, but will not be required to be, the Company's independent auditors). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Executive and the Company within fifteen (15) days after his date of termination of employment. If the Accounting Firm determines that such reduction is required by this Section 2.3, the Executive, in his sole and absolute discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to him. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 2.3 will be borne by the Company.

2.4 Annual Bonus. Executive will be eligible for an annual bonus up to fifty percent (50%) of Executive's then current Base Salary upon achievement of reasonable goals specified by the Board (the "Target Bonus"). Such goals shall be set forth in writing by the Board prior to the close of the first quarter of each fiscal year of the Company, with fifty percent (50%) of such goals to be dependent on Executive's individual performance and fifty percent (50%) of such goals to be dependent on the Company's performance.

2.5 Employee Loan. On the Effective Date, the Company agrees to loan Executive $300,000 pursuant to the terms of the form of promissory note attached hereto as Exhibit B (the "Note"). The Note is full-recourse, secured by any shares of the Company's common stock acquired by Executive upon the exercise of any Stock Options, bears interest at the rate of 5.61% per annum and is payable in full on the earlier of (a) thirty (30) days following Executive's termination of employment (other than Executive's termination of employment for Good Reason or Executive's termination of employment without Cause or due to death or disability) or (b) January 2, 2004. Provided that Executive continues to render services to the Company through each such date, the Company will forgive one thirty-sixth (1/36th) of the principal amount of the Note and any accrued interest thereon on the first day of each calendar month following the Effective Date, such that (provided Executive has not ceased to render services to the Company as of each such date) the Note shall be forgiven in its entirety on January 1, 2004. In the event Executive is terminated without Cause or due to death or disability or that Executive terminates his employment for Good Reason, the Company will concurrently therewith forgive all remaining principal and interest due under the Note.

2.6 Medical and Dental Coverage. The Company shall provide Executive with the medical and dental coverage which is no less favorable than that provided to any other executive of the Company.

2.7 Standard Company Benefits. Executive shall be entitled to all other rights and benefits for which he is eligible under the terms and conditions of such benefits which may be in effect from time to time and provided by the Company to its employees generally and/or to its management and executive employees in particular.

2.8 Expenses. Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing Company services. Executive agrees to furnish the Company reasonably adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement. Such expenses shall be accounted for under the policies and procedures established by the Company.

2.9 Vacation and Sick Leave. Executive shall be entitled to vacation and to sick leave in accordance with policies as periodically established by the Company for Company officers. In addition, Executive shall be entitled, without loss of pay, to be absent voluntarily from the performance of employment duties for such periods of time and for such valid and legitimate reasons as the Board in its discretion may determine.

2.10 Stock Options. Executive shall be granted options to purchase 500,000 shares of the Company's common stock (the "Time Vesting Options") at an exercise price equal to the fair market value of the Company's common stock as of the date of grant of such options. Provided Executive remains in continuous service with the Company as of the applicable vesting dates, twelve and one half percent (12-1/2%) of the Time Vesting Options shall vest upon the six (6) month anniversary of the Effective Date and the remaining Time Vesting Options shall vest at the rate of 1/42nd of such remaining options per month, such that one hundred percent (100%) of the Time Vesting Options shall be vested on the fourth (4th) anniversary of the Effective Date. The Time Vesting Options shall be treated as incentive stock options within the meaning of Section 422 of the Code to the maximum extent possible and shall become exercisable as they become vested, and the remaining portion of the Time Vesting Options shall become exercisable upon the date of grant of such options. The vested portion of all Stock Options which are not incentive stock options shall be transferable to family members to the maximum extent permitted by the Securities Act of 1933, as amended. Other terms and conditions of the Time Vesting Options shall be consistent with the terms of the Company's compensatory stock plan under which they are granted and as mutually agreed to by the Company and Executive. In addition to the Time Vesting Options, effective as of the Effective Date, Executive shall be granted non-statutory stock options to purchase 100,000 shares of the Company's common stock (the "Performance Vesting Options") at an exercise price equal to the fair market value of the Company's common stock as of the Effective Date. Provided Executive remains in continuous service with the Company through the seventh (7th) anniversary of the Effective Date, the Performance Vesting Options shall become vested and exercisable in their entirety as of the seventh (7th) anniversary of the Effective Date; provided however, that upon the determination by the Board of Directors that Executive has met by Executive's performance during 2001 at least seventy-five percent (75%) of certain performance goals to be established jointly by Executive and the Board and/or the Compensation Committee of the Board during the first quarter of calendar year 2001, the Performance Vesting Options shall vest and become exercisable pursuant to the schedule described above with respect to the Time Vesting Options as if governed by such schedule as of their date of grant. Other terms and conditions of the Performance Vesting Options shall be consistent with the terms of the Company's compensatory stock plan under which they are granted and as mutually agreed to by the Company and Executive. The Time Vesting Options and Performance Vesting Options, together with any additional options to purchase shares of the Company's common stock that Executive may be granted from time to time are referred to herein collectively as the "Stock Options." The Stock Options shall be granted by the Board or authorized committee of the Board, and shall be granted pursuant to, and except as provided herein shall be governed by, the terms of the Company's stock option plans and customary forms of stock option agreement as amended from time to time.

3. Confidential Information Obligations.

3.1 Agreement. Executive agrees to execute and abide by Executive's Employment, Confidential Information and Invention Assignment Agreement ("Confidentiality Agreement"),

3.2 Remedies. Executive's duties under the Confidentiality Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Confidentiality Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4. Outside Activities.

4.1 Except with the prior written consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities and may, upon notice to the Board, serve as a member of Boards of Directors of companies not deemed to be engaged in competition with the Company so long as such activities do not materially interfere with the performance of his duties hereunder, and the Company hereby agrees that Executive may serve as a director of RxMarketplace.com, ViaCell, and LXR without further notice to the Board.

4.2 Except as permitted by Section 4.3, Executive agrees not to acquire, assume, or participate in (directly or indirectly) any position, investment or interest known by him to be adverse or antagonistic to the Company, its business, or its prospects, financial or otherwise.

4.3 During the term of his employment by the Company, except on behalf of the Company, Executive will not have any direct or indirect business connection or interest, in any capacity whatsoever, with any other person or entity known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company. Nothing in this paragraph shall bar Executive from owning securities of any competitor corporation as a passive investor, so long as his aggregate direct holdings in any one such corporation shall not constitute more than 1% of the voting stock of that corporation.

5. Noninterference. While employed by the Company, and for one (1) year immediately following the termination of Executive's employment, Executive agrees not to interfere with the Company's business by soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant, or independent contractor to or for any competitor of the Company. Executive agrees that this restriction is reasonably necessary to protect the Company's legitimate business interest in its substantial relationships with employees, consultants, and independent contractors and its valuable confidential business information.

6. General Provisions.

6.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery (including delivery by fax or overnight courier) or (ii) the third day after mailing by first-class mail, to the Company at its primary office location and to Executive at his address as then listed in the Company's payroll records.

6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed and construed in such jurisdiction so as to render it enforceable under applicable law insofar as possible consistent with the intent of the parties.

6.3 Waiver. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Complete Agreement. This Agreement and its Exhibits constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes all prior letter agreements and understandings between the parties. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by both the Executive and at least one member of the Compensation Committee of the Board.

6.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

6.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict-of- laws rules.

6.9 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or such disclosure is to the parties' respective attorneys, accountants other advisors, and immediate family.

6.10 Agreement Controls. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

6.11 Attorneys' Fees. If either party hereto brings any action to enforce his or its rights hereunder, each party in any such action shall be responsible for his or its costs and attorneys fees incurred in connection with such action.

6.12 Tax Withholding. All payments made pursuant to this Agreement shall be subject to all applicable federal, state and local income and employment tax withholding.

6.13 Arbitration. To ensure rapid and economical resolution of any and all disputes which may arise under this Agreement, the Company and Executive each agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and common law discrimination claims), with the sole exception of those disputes which may arise from Executive's Confidentiality Agreement, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement, or any other disputes or claims arising from or related to Executive's employment or the termination of his employment, shall be resolved by final and binding confidential arbitration conducted by Judicial Arbitration and Mediation Services Inc. ("JAMS") under the then existing JAMS Rules of Practice and Procedure; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The Company shall pay all of Executives' JAMS arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys' fees and costs. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

6.14 Right to Work. As required by law, this offer of employment is subject to satisfactory proof of Executive's right to work in the United States.

6.15 No Duty to Seek Employment. Executive and the Company acknowledge and agree that nothing contained in the Agreement shall be construed as requiring Executive to seek or accept alternative or replacement employment in the event of his termination of employment by the Company for any reason, and no payment or benefit payable hereunder shall be conditioned on Executive's seeking or accepting such alternative or replacement employment.

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In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

Axys Pharmaceuticals, Inc.

By: /s/ Douglas Altschuler

Name: Douglas Altschuler

Title: V.P./General Counselor

Accepted and agreed this
23rd day of January, 2001

/s/ Paul J. Hastings

Paul Hastings

Exhibit A

RELEASE

Certain capitalized terms used in this Release are defined in the Employment Agreement entered into as of _____________, 2000 between Axys Pharmaceuticals, Inc. and me which I have reviewed.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to claims and demands directly or indirectly arising out of my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to the Company's by-laws, any applicable agreement or applicable law, or to reduce or eliminate any coverage I may have under the Company's director and officer liability policy, if any.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release to revoke this Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

Paul Hastings

Date:____________________